Exhibit 99.1

    Pacific Energy Partners, L.P. Announces Approval by California
      Public Utilities Commission of EPTC Facilities Acquisition


    LONG BEACH, Calif.--(BUSINESS WIRE)--July 10, 2003--Pacific Energy Partners, L.P. (NYSE:PPX) announced that the California Public Utilities Commission, at its July 10, 2003, meeting, approved the pending sale by Southern California Edison Company ("SCE") of its Edison Pipeline and Terminal Company ("EPTC") assets to Pacific Terminals LLC, an affiliate of the Partnership.
    "We are pleased to receive regulatory approval and begin the process of closing this strategic acquisition, which will expand our services in the Los Angles area through the addition of significant storage and terminaling assets with waterborne import and export capability," said Irvin Toole, Jr., President and CEO of the Partnership's general partner. Mr. Toole also stated, "We have been working closely with SCE, its employees, and customers to facilitate a smooth transition when we begin operating these assets."
    The Partnership anticipates that all remaining contractual conditions and requirements will be satisfied in time to allow for a closing within approximately 30 days.
    The EPTC facilities consist of approximately 9.4 million barrels of storage capacity, of which approximately 6.7 million barrels are in active commercial service, and 119 miles of distribution pipelines. The facilities specialize in the storage and distribution of crude oil and other dark products and serve major refineries, pipelines, and marine terminals in the Los Angeles basin.
    The purchase price of these assets is $158.2 million, plus upward adjustments for certain pre-closing capital expenditures and prepayments made by SCE and the value of displacement oil and warehouse inventory. The Partnership expects that these adjustments will total approximately $5 million to $10 million. The Partnership intends to finance this acquisition with proceeds from its $200 million revolving credit facility. Subsequent to the closing, the Partnership anticipates repaying a portion of this borrowing with proceeds from the issuance of additional common units.
    Pacific Energy Partners, L.P., a Delaware limited partnership headquartered in Long Beach, California, owns and operates crude oil midstream assets in California and the Rocky Mountain region, with over 3,000 miles of pipelines and 4.6 million barrels of storage capacity. The Partnership is engaged in gathering, blending, transporting, storing, marketing, and distributing crude oil. The Partnership generates revenues primarily by charging tariff rates for transporting crude oil through its pipelines.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. The forward-looking statements involve risks and uncertainties that may affect the Partnership's operations, financial performance, and other factors discussed in its filings with the Securities and Exchange Commission ("SEC"). Among the factors that could cause results to differ materially are those risks discussed in the Partnership's SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2002.


    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562/728-2871
                                562/728-2881 (FAX)